CERTIFICATE OF FORMATION

OF

SKYBRIDGE DIVERSIFIED HEDGE FUND PORTFOLIO, LLC

This certificate of formation of Skybridge Diversified Hedge Fund Portfolio, LLC (the “LLC”), dated as of May 9, 2011, is being executed and filed by Christopher Hutt, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 del. C. § 18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is Skybridge Diversified Hedge Fund Portfolio, LLC.

SECOND.  The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD.  The name and address of the registered agent for service of process of the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware  19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

SKYBRIDGE DIVERSIFIED HEDGE FUND PORTFOLIO, LLC

By:	/s/Christopher Hutt
Name:	Christopher Hutt
Title:	Authorized Person